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                           AREA BANCSHARES CORPORATION
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                                                                    Exhibit 99-1

August 17, 2001
FOR IMMEDIATE RELEASE                         FOR MORE INFORMATION CONTACT:
                                               John Ray at (270) 688-7753


                        AREA BANCSHARES CORPORATION NAMES
                   GLASGOW BANKER AS CHIEF LOAN ADMINISTRATOR

OWENSBORO, Ky. - August 17, 2001 - AREA Bancshares Corporation (NASDAQ: AREA) (www.areabancshares.com), Kentucky's largest bank holding company, today announced the promotion of veteran banker William W. James to senior vice president and chief loan administrator of AREA Bancshares.

        James, who has been AREA Bank's market president in Glasgow since 1986, will be succeeded in that position by Tommy K. Ross, AREA Bank-Glasgow's executive vice president and chief lending officer.

        John Ray, AREA Bancshares executive vice president and chief operating officer, said James brings 28 years of banking experience to his new post as the holding company's chief loan administrator. Prior to joining AREA, James served with banks in Mt. Vernon and Elizabethtown. He has been a banker in Glasgow since 1983.

        "AREA Bank is a community-focused bank in every market," Ray said, "and Bill James great strength for us is his extensive experience as a successful community banker."

        James holds a chemical engineering degree from the University of Cincinnati and was a chemical engineer with Eli Lilly and Company for five years before entering the banking industry. He is also a graduate of the Graduate School of Banking of the South at Louisiana State University.

        James is a past president of the Glasgow-Barren County Chamber of Commerce and currently serves as chairman of the Glasgow/Barren County Industrial Development and Economic Authority.

        Ross, who joined AREA Bank in Glasgow in October 1997, previously held senior banking positions in Scottsville, Edmonton, Tompkinsville and Bowling Green. As chief lending officer in Glasgow, he has managed a $125 million loan portfolio.

Ross is a graduate of Lindsey Wilson College, the Graduate School of Banking at Louisiana State University, the Kentucky School of Banking and the ABA Commercial Lending School.



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AREA BANCSHARES--PAGE TWO

        He is a member of the Barren County Board of Education and the Glasgow-Barren County Chamber of Commerce.

        "In addition to his vast experience in banking," James said of Ross, "Tommy's involvement in community activities positions him for the unique role of being president of the Glasgow market of AREA Bank. His commitment to providing quality customer service mirrors the philosophy AREA Bank exhibits in the communities served by the bank."

AREA Bancshares operates AREA Banks (www.abcbank.com) throughout the state in 39 cities with 72 banking centers and 96 automatic teller machines. Through its subsidiaries, including Vine Street Trust Company in Lexington, AREA offers a broad range of bank-related services, including trust and brokerage services.


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